Exhibit 99.1

NASDAQ: EPMD	For Further Information Contact:
James Caruso, CFO
(856) 753-8533

EP MEDSYSTEMS REPORTS 2007 FIRST QUARTER RESULTS

West Berlin, NJ (May 8, 2007)—EP MedSystems, Inc. (NASDAQ: EPMD), today announced financial results for the three months ended March 31, 2007.

Revenue for the first quarter of 2007 was $3,544,000 a decrease of $534,000 or 13% from the $4,078,000 reported in the three months ended March 31, 2006. In the first quarter of 2006, the Company had approximately $705,000 of nonrecurring sales to our Japanese distributor. Gross margin in the first quarter was 67% as compared to 61% for the same period in 2006.

The net loss for the quarter was $1,509,000, as compared to $1,494,000 reported in the first quarter of 2006. The basic and diluted loss per share for the three months ended March 31, 2007, was $0.05 compared to $0.06 in the same period in 2006.

Cash and cash equivalents as of March 31, 2007 were $7,709,000, a decrease of $34,000 when compared to the $7,743,000 on hand as of December 31, 2006. The Company also reported positive cash flow from operations of $48,000 primarily through a reduction in accounts receivable.

David Bruce, EP MedSystems’ President and Chief Executive Officer commented, “We’re satisfied with our working capital improvements, higher average selling prices and increased gross margins this quarter. We believe our competitive position is strong and we’re focused on growing through market penetration of our recently introduced products: the ViewMate II Intracardiac ultrasound system, MapMate interface for EP Mapping systems and the NurseMate viewing station.”.”

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used in visualizing, diagnosing and treating certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate Electrophysiology Workstation, the MapMate Navigation Interface, the NurseMate Remote Review Charting Station, the EP-4 Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, and the ViewMate II intracardiac ultrasound catheter imaging system. For more information, visit our website at www.epmedsystems.com.

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs; possible fines costs or penalties that may be incurred in connection with the government inquires and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-K and quarterly reports filed on Form 10-Q.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

EP MEDSYSTEMS, INC.

SELECTED FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Income Statement Data
Net Sales	$3,544,000	$4,078,000
Cost of products sold	1,157,000	1,588,000

Gross Profit	2,387,000	2,490,000
Operating expenses

Sales and marketing	2,310,000	2,403,000
General and administrative	946,000	863,000
Research and development	665,000	698,000

Total operating expenses	3,921,000	3,964,000

Loss from operations	(1,534,000)	(1,474,000)
Interest expense, net	25,000	(20,000)

Net Loss	$(1,509,000)	$(1,494,000)

Basic and diluted loss per share	$(0.05)	$(0.06)

Weighted Average
Shares Outstanding	30,365,236	26,165,556

	At March 31, 2007	At March 31, 2006
Balance Sheet Data
Cash and cash equivalents	7,709,000	$12,375,000
Working capital	8,910,000	16,189,000
Total assets	16,927,000	22,942,000
Total liabilities	6,029,000	6,226,000
Shareholder’s equity	10,898,000	16,716,000